Exhibit 99.1

To Our Shareholders:

As with each quarter, we are privileged to share with you this report on Citizens Financial Corp’s. financial performance for the first nine months of 2004 and its financial condition as of September 30, 2004.

The third quarter was both immensely rewarding and challenging. We successfully completed two major customer service projects. Both our new Marlinton branch and our expanded Petersburg branch were opened during the quarter. We also continued our work to bring internet banking to our customers and expect to complete that project shortly. We believe each of these efforts will improve our competitive position within our markets.

While accomplishments such as these generate pride, we realize that they are only possible through the hard work of our people and that, ultimately, our company is its people. We regret to inform you of the passing of one of our most valued and respected people. Raymond L. Fair, a director of Citizens National Bank since 1975 and of Citizens Financial Corp. since its founding, passed away on June 17, 2004. Ray’s wise counsel and caring ways will be missed by all of us at Citizens and we offer our sympathy and support to his family.

We must also report that income for the third quarter of $439,606 was depressed by an increase in the provision for loan losses made necessary by unusually high net charge offs following the failure of a commercial lending relationship and higher operating expenses which are partly attributable to our expanded facilities. Consequently, net income for the nine months totaled $1,126,520 compared to $1,542,422 last year.

Although we take every prudent measure to protect against such occurrences, the risk of loan losses is inherent in the banking industry. We believe that our performance will return to more typical levels and are looking forward to the future. This belief is rooted in the confidence we have in our products, our procedures, our staff and our economy. In closing, we’d like to thank you for the confidence you have placed in us.

Sincerely,

Max L. Armentrout	Robert J. Schoonover
Chairman of the Board	President and Chief Executive Officer

STATEMENTS OF CONDITION–(Unaudited)

	September 30,
	2004	2003
ASSETS

Cash and due from banks	$5,944,313	$4,616,158
Federal funds sold	350,000	400,000
Securities available for sale	52,192,790	64,417,710
Loans, less allowance for loan losses of $1,306,065 and $1,376,513, respectively	144,788,157	125,551,153
Premises and equipment	4,251,308	3,066,337
Accrued interest receivable	1,032,010	1,180,315
Other assets	4,419,310	3,961,461

Total assets	$212,977,888	$203,193,134

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits:
Noninterest bearing	$23,667,645	$21,045,403
Interest bearing	144,463,057	142,112,853

Total deposits	168,130,702	163,158,256
Short-term borrowings	17,948,315	13,691,406
Long-term borrowings	4,825,215	3,816,713
Other liabilities	1,728,216	1,721,910

Total liabilities	192,632,448	182,388,285

Common stock, authorized 2,250,000 shares of $2.00 par value, issued 750,000 shares	1,500,000	1,500,000
Additional paid in capital	2,100,000	2,100,000
Retained earnings	19,525,837	18,875,161
Treasury stock, at cost, 126,072 and 111,192 shares, respectively	(3,084,614)	(2,454,119)
Accumulated other comprehensive income	304,217	783,807

Total shareholders’ equity	20,345,440	20,804,849

Total liabilities and shareholders’ equity	$212,977,888	$203,193,134

STATEMENTS OF INCOME–(Unaudited)

	Nine months ended September 30,
	2004	2003
INTEREST INCOME

Interest and fees on loans	$6,981,309	$6,754,460
Interest and dividends on securities:
Taxable	1,264,718	1,508,996
Tax-exempt	241,126	259,314
Interest on federal funds sold	15,082	15,243

Total interest income	8,502,235	8,538,013

INTEREST EXPENSE

Interest on deposits	1,965,279	2,143,167
Interest on short-term borrowings	218,246	184,620
Interest on long-term borrowings	90,153	86,409

Total interest expense	2,273,678	2,414,196

Net interest income	6,228,557	6,123,817
Provision for loan losses	834,899	243,000

Net interest income after provision for loan losses	5,393,658	5,880,817

NONINTEREST INCOME

Trust department income	120,181	220,334
Service fees	534,543	497,956
Insurance commissions	21,829	31,017
Securities gains/(losses)	23,185	—
Brokerage income	44,523	11,965
Secondary market loan fees	43,113	75,331
Other	237,161	130,151

Total noninterest income	1,024,535	966,754

NONINTEREST EXPENSE

Salaries and employee benefits	2,593,461	2,553,225
Net occupancy expense	192,107	178,770
Equipment rentals, depreciation and maintenance	363,190	307,396
Data processing	412,164	350,155
Director fees	166,827	166,714
Postage expense	131,330	118,912
Professional service fees	125,714	104,740
Stationery	122,470	99,052
Other	857,118	688,446

Total noninterest expense	4,964,381	4,567,410

Income before income taxes	1,453,812	2,280,161
Income tax expense	327,292	737,739

Net income	$1,126,520	$1,542,422

Basic and fully diluted earnings per common share	$1.79	$2.39

Average common shares outstanding	628,283	644,480

Dividends per common share	$.90	$0.90

OFFICERS

Citizens Financial Corp.

MAX L. ARMENTROUT

Chairman of the Board

ROBERT J. SCHOONOVER

President and Chief Executive Officer

THOMAS K. DERBYSHIRE, CPA

Vice President and Treasurer

LEESA M. HARRIS

Secretary

DIRECTORS

Citizens Financial Corp.

ROBERT NORMAN ALDAY

MAX L. ARMENTROUT

WILLIAM J. BROWN

EDWARD L. CAMPBELL

JOHN F. HARRIS

CYRUS K. KUMP

ROBERT J. SCHOONOVER

L.T. WILLIAMS

JOHN A. YEAGER, CPA

PAUL J. JOSEPH

Director Emeritus

CITIZENS NATIONAL BANK

MAX L. ARMENTROUT

WILLIAM J. BROWN

EDWARD L. CAMPBELL

JOHN F. HARRIS

DICKSON W. KIDWELL

CYRUS K. KUMP

FRANKLIN M. SANTMYER, JR.

ROBERT J. SCHOONOVER

THOMAS A WAMSLEY

L. T. WILLIAMS

C. CURTIS WOODFORD

JOHN A. YEAGER, CPA

PAUL J. JOSEPH

Director Emeritus